Global Code of Conduct

August 2013

Contents

1	Introduction

2	About the Code

3	Our Ethical Standards and Global Responsibilities

7	Conflicts of Interest

8	Market Conduct and Inside Information

9	Personal Account Dealing

10	Gifts and Entertainment

11	Expenses

12	Political Donations and Dealing with Government/ Public Officials

13	Training

14	Confidentiality and Security of Information

15	Money Laundering and Terrorist Financing

16	FCA Approved Persons

Introduction

Keith Skeoch

Chief Executive Officer

We can all be proud of the culture we have developed over the last 15 years at Standard Life Investments. Our success as a business is based on us all demonstrating high standards of ethical conduct. In the current climate, it is more important than ever that we maintain the highest standards of behaviour.

A key reason that our strategic partners and our clients, who are often large institutions in their own right, have chosen to trust us with their business is the excellent reputation we have for operating with integrity.

We must continue to meet and exceed the level of conduct expected of us. It could only take one serious breach of these standards to undo much of our good work. As individuals, we must know what is expected of us, take personal accountability for our actions and know how to respond if someone is acting improperly. Please make sure you are aware of how to ‘speak up’ and report concerns.

Our colleagues in Risk and Compliance are the gatekeepers to the requirements of our many regulators. It is mandatory that we all read and confirm our understanding of the Code of Conduct and apply its principles. We have also produced an accompanying Conduct Guide that provides a quick reference point for key elements of our conduct requirements. Additionally, you can find more detailed procedures and guidance in the Risk and Compliance Manual on your NAL.

Learning Online also contains a suite of training modules to ensure you are fully aware of your responsibilities. Please ensure that you keep your training records up to date.

If you need any assistance, please get in touch with the Risk and Compliance team who will be happy to help.

Keith Skeoch

Chief Executive Officer

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About the Code

William Littleboy

Chief Risk Officer

This is a very important time for financial services. In recent years, the industry has attracted a great deal of negative publicity, with questions asked regarding standards of ethical conduct. Gradually, the industry is earning back consumer trust.

In part, this environment is responsible for the establishment of a new regulator in the UK. The Financial Conduct Authority, as its name suggests, will be looking at the key aspects of corporate culture. Companies will have to show they are adhering to regulatory principles and demonstrating high standards of ethical conduct.

At Standard Life Investments, our continued global expansion means an increased focus on meeting and enforcing the requirements of other regulators. For example, over the last three years, the US Securities and Exchange Commission (SEC) has filed more insider trading actions (168 in total) than in any previous three-year period in its history. To quote the SEC, ‘These insider trading actions were filed against nearly 400 individuals and entities with illicit profits or losses avoided totaling approximately $600 million. Many of these actions involved financial professionals, hedge fund managers, corporate insiders and attorneys who unlawfully traded on material non-public information, undermining the level playing field that is fundamental to the integrity and fair functioning of the capital markets.’

We have designed this Code to provide a set of principles we must apply every day and to ensure regulators never question our conduct. It is accompanied by The Conduct Guide, which includes more detail where appropriate and is in a format you should find easy to manage.

Please use the Code of Conduct and the Conduct Guide as a reference point throughout the year. Make sure you are fully aware of the key principles and get in touch with the Risk and Compliance team if you have any questions.

William Littleboy

Chief Risk Officer

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Our Ethical Standards and Global Responsibilities

What do our clients expect from us?

Our clients are not just institutions, large corporations, consultants, counterparties and custodians, they are people. They are the true ‘underlying investors’ and trust us to manage their money with integrity.

In accepting this mandate, we all have a duty of care (our ‘fiduciary duty’) to ensure every action we take and every decision we make is in the best interests of our clients. For example, we must:

¬ avoid conflicts of interest whenever possible, by not putting our interests before those of our clients or favouring one client over another

¬ act professionally and appropriately when representing Standard Life Investments

¬ ensure that we contribute to our global culture of impeccable ethical standards

¬ never knowingly benefit from unethical conduct undertaken by someone outside Standard Life Investments

¬ always ensure when we express our own personal views in public that they are not identified as those of Standard Life Investments, unless you have been authorised to do so in accordance with the Group Communications and Political Donations Policy

¬ know how to report any activity that you feel falls short of acceptable standards.

When undertaking any activity on behalf of Standard Life Investments, we should consider the following questions.

¬ What would our clients think of this? Is this fair to all of them?

¬ Is there a potential conflict of interest – actual or perceived?

¬ To whom do I have a duty of care?

¬ To whom does the third party I am interacting with have a duty of care?

¬ Could this action break the law or cause non- compliance with regulatory requirements, not just in the country I am in but in others where we operate or have clients?

¬ Even if it is compliant and legal, could there be a perception that it is not?

¬ Could this damage our reputation or cause embarrassment to Standard Life Investments, both in the country I am in and in others where we operate or have clients?

¬ What would the impact be if this decision were published in the media?

¬ Would I be comfortable explaining my actions or decisions to a client or regulator?

What do our regulators expect from us?

Each of our regulators, in all of the jurisdictions where we operate or have clients, has set out their expectations, rules and requirements. These are normally a combination of principles and very specific rules and regulations. They are the foundations for the system of regulation and our regulators rightly expect us to demonstrate impeccable levels of conduct. It is our responsibility as individuals to be aware of what is expected of us and for what we will be accountable.

Therefore, please take time to understand the principles and specific rules that are relevant to you. You will find more details of the requirements and procedures you must comply with in the Conduct Guide, the Risk and Compliance Manual and from your local Risk and Compliance team.

Listed below are our regulators in various countries.

UK – we are incorporated and regulated in the UK by the Financial Conduct Authority (FCA).

US – Standard Life Investments (Corporate Funds) LTD is registered as an investment adviser with the US Securities and Exchange Commission (SEC).

Canada – Standard Life Investments Inc. is registered as an Investment Fund Manager, Exempt Market Dealer and Portfolio Manager with the Canadian Provincial & Territory Securities Commissions.

Hong Kong – Standard Life Investments (Hong Kong) Limited is registered for Regulated Activities Type 1 (Securities Dealing) and Type 9 (Asset Management) in Hong Kong and regulated and supervised by the Securities and Futures Commission, Hong Kong.

Australia – Standard Life Investments Limited (ABN 36 142 665 227) is exempt from the requirement to hold an Australian financial services license in respect of the provision of financial services and is supervised by the Australian Securities and Investments Commission (ASIC).

China – Standard Life Investments Beijing Representative Office is not permitted to engage in regulated activities but is supervised by the China Securities Regulatory Commission (CSRC).

Our status with the FCA and SEC means that all of our activities could be subject to their regulation and supervision. Therefore, you need to be aware of their key objectives, principles and requirements.

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Our Ethical Standards and Global Responsibilities

UK Regulator – FCA

The FCA has based one of the three key pillars of its supervision around finding the answer to the question, ‘Are the interests of clients and market integrity at the heart of how the firm is run?’

The FCA demonstrates this through enforcement/oversight of its principles for business.

The Principles
Integrity	A firm must conduct its business with integrity.
Skill, care and diligence	A firm must conduct its business with due skill, care and diligence.
Management and control Financial prudence	A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems. A firm must maintain adequate financial resources.
Market conduct	A firm must observe proper standards of market conduct.
Customers’ interests	A firm must pay due regard to the interests of its customers and treat them fairly.
Communications with clients Conflicts of interest

A firm must pay due regard to the information needs of its clients and communicate information to them in a way which is clear, fair and not misleading.

A firm must manage conflicts of interest fairly, both between itself and its customers, and between a customer and another client.

Customers: relationships of trust	A firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgement.
Clients’ assets	A firm must arrange adequate protection for clients’ assets when it is responsible for them.
Relations with regulators	A firm must deal with its regulators in an open and co-operative way and must disclose to the appropriate regulator anything relating to the firm of which that regulator would reasonably expect notice.

US Regulator - SEC

We are registered as an investment adviser with the SEC and, as such, we recognise our fiduciary obligations to our clients.

Consistent with our fiduciary obligations and our requirements under the SEC, we are all classified under one or both of two employee types.

¬ Supervised Persons – we are all Supervised Persons, so we are required to adhere to this Code of Conduct and the SEC requirements listed below, including the pre-clearance requirements of our Personal Account Dealing Procedures.

¬ Access Persons – everyone based in the US and those of us with:

–	involvement in (or access to) non-public recommendations of securities transactions for our clients’ accounts, or

–	access to the holdings information of mutual funds for which we serve as adviser or sub-adviser.

In addition to their responsibilities as Supervised Persons, Access Persons are also required to submit certain reports of personal accounts as contained in the Conduct Guide and the Personal Dealing Procedures within the Risk and Compliance Manual.

SEC requirements

All supervised people must follow these principles.

I. Act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, employers, employees and fellow professionals.

II. Use an affirmative duty of care, loyalty, honesty and good faith in complying with our fiduciary duties towards clients.

III. Act for the benefit of our clients and place client interests before our own.

IV. Treat all clients fairly; never act in such a way as to grant, or appear to grant, favoured status to one client over another.

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Our Ethical Standards and Global Responsibilities

V. Comply with all applicable federal securities laws.

VI. Report any violations of the Code of Conduct to the Standard Life Investments (Corporate Funds) LTD chief compliance officer or Head of Risk and Compliance.

VII. Submit timely, in true and complete form, all reports as required in the Personal Dealing Procedures.

VIII. Adhere to all provisions and restrictions contained in the Standard Life Investments Code of Conduct including, but not limited to, those related to insider trading, gifts and entertainment, and conflicts of interest.

This Code of Conduct also requires that the Standard Life Investments (Corporate Funds) LTD chief compliance officer, or properly delegated individual within the Risk and Compliance team, provide all Supervised Persons a copy of this Code of Conduct and any amendments, and to review all reports submitted by employees pursuant to this document.

What does Standard Life plc expect from us?

All employees shall attest in writing to having received and understood this Code of Conduct within 10 days of employment and annually thereafter.

All business units in Standard Life plc are required to operate in accordance with each of the policies contained in the Group Policy Framework and your Terms and Conditions of Employment. We must also adhere to the Group’s Risk Management Framework (for example by raising risk events where appropriate) and the Group Conduct Risk Policy by treating our clients fairly.

What happens if I do not meet the conduct standards?

Deliberate malpractice, or any other action that falls short of the requirements of the Code of Conduct, the Conduct Guide or any of our regulators, may be dealt with by your manager, Risk and Compliance and the People Function under Standard Life Investments’ formal investigation and disciplinary procedures.

Depending on the nature of the breach, this may be regarded as gross misconduct and result in your dismissal, either with or without notice. We may also be obliged to submit a report to our regulators and/or the authorities.

Malpractice includes (but is not confined to):

¬ fraudulent activity, including fraudulent financial reporting

¬ conduct likely to prejudice the standing of Standard Life group

¬ criminal offences or breaches of civil law, including giving, offering, receiving or accepting bribes

¬ knowingly benefiting from criminal actions or breaches of civil law by a third party

¬ endangerment of health and safety of any person

¬ environmental damage

¬ the deliberate concealment of any malpractice.

Doubt should never get in the way of people raising concerns about malpractice. It is always better to ask and find things are acceptable than to risk failing to address a legitimate instance of malpractice.

Therefore, if you become aware of a breach of the Code of Conduct and/or regulatory breach you must report this at the earliest opportunity to your manager and/ or Risk and Compliance, or via the ‘Speak Up‘ Helpline.

What action should I take when I know or suspect misconduct or unethical behaviour?

If you have knowledge/suspicion of dishonesty/ malpractice within Standard Life Investments, Standard Life Group or a related third party, you are obliged to report it to enable an appropriate investigation to take place.

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Our Ethical Standards and Global Responsibilities

You can report suspected misconduct or unethical behaviour through your manager and/or Risk and Compliance. If you do not feel comfortable with either of these options, you should contact Expolink, an external company that provides Standard Life Group with a confidential ‘Speak Up’ helpline. You can do this either by phoning the relevant number below (if there is not a number for your country, please call the UK number with the prefix +44 and the removal of the first 0) or by using the Expolink Online Report and entering ‘standardlife’ in the access code.

http://www.expolink.co.uk/whistleblowing/for- employees/

UK	0800 915 4047
Ireland	1800 806 117
Canada	1 855 551–1709
France	0800 900 240
Germany	0800 182 7250
Austria	0800 297 282
Hong Kong	800 930 459
Japan	00531 78 0023
US	1 866 710-2815
India	0008 0044 0521
Australia	1800 121 889
China North (China Netcom)	10800 744 0521
China South (China Telecom)	10800 440 0502

What happens if I do not report misconduct or unethical behaviour? If it becomes clear that you had an opportunity to report a suspicion or knowledge of misconduct and did not do so, we will treat this in the same way as any other failure to meet the standard of conduct required by this Code. This may result in disciplinary action being taken against you in accordance with the disciplinary procedure, which could lead to your dismissal. Standard Life Investments will view all failures to comply with the requirements of this Code seriously but this is particularly the case if reporting could have helped prevent a more serious event or impact on our clients.

If the event is handed over to the authorities your conduct may also be included in their investigation. You may be required to give evidence and, in some jurisdictions, your lack of reporting may be seen as a criminal offence.

Where can I find additional guidance?

The Conduct Guide – provided to help you meet the requirements of this Code of Conduct, which you must confirm annually that you have read and understood. You can access it from your NAL.

The Risk and Compliance Manual – contains the Standard Life Investments policies referred to in this Code of Conduct, as well as procedures, detailed guidance and forms to back up the principles and standards referred to in the Code of Conduct and the Conduct Guide. You can also find the Risk and Compliance Manual on your NAL.

Standard Life Group Policy Framework – accessed from the Line homepage and holds all of the Standard Life Group policies referred to in this Code of Conduct, apart from the Expenses Policy, which is in the Staff Expenses section on The Line.

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What is a conflict of interest?

A conflict of interest is any situation where the interests of Standard Life Investments, or any one of us as individuals, conflicts or are in competition with those of a client.

A conflict is sometimes unavoidable. It is vital when one does arise that you follow the correct process and the decision you make is the one that is in the best interest of our clients.

You can generally view conflicts as fitting into one of two categories.

1.	Those that arise while you are conducting business for Standard Life Investments and on behalf of our clients, such as:

–	the allocation of costs for an activity

–	the selection of suppliers

–	your own remuneration or incentives

–	the interests of one fund or client over another

–	the remedial action when someone makes an error at Standard Life Investments.

2.	Those resulting from personal activities outside of Standard Life Investments, such as:

–	other jobs

–	outside offices or directorships

–	involvement in public affairs or business interests.

What are the restrictions on my activities?

The Conduct Guide and the Standard Life Investments Conflicts of Interest Policy provide some examples of situations in which potential conflicts may arise and what we expect of you when they do. You have a responsibility to recognise conflicts, so please take the time to read and understand these and be prepared for the types of conflict that are most relevant to you.

Your individual contract of employment may also place restrictions on you with regards to your ability to undertake employment with, or otherwise be interested in, any other external organisation or undertaking in order to reduce the potential for a conflict of interest to arise.

What are my obligations if I think I have a conflict?

All potential conflicts must be recorded on the Conflicts Register, which is held by Risk and Compliance. All managers are responsible for notifying Risk and Compliance of any actual or potential conflicts of interest and for outlining mitigating action taken for each conflict. If a manager has any doubts or concerns regarding a potential conflict of interest, they should contact Risk and Compliance to seek guidance.

Next, ensure you can demonstrate that your conflicts are managed appropriately and fairly. Any conflicts that cannot be managed effectively, and which pose a material risk of damage to client interests, will be disclosed to them before undertaking business.

If there is a conflict between the interests of clients, you must be able to demonstrate that a fair process has been followed.

If you believe there has been a breach, you must follow the Group’s Risk Management Framework process immediately and ensure it is reported.

If you need guidance, contact your manager or Risk and Compliance.

What happens if I do not fulfil these obligations?

Global regulators are taking conflicts of interest breaches very seriously.

There have been a number of recent enforcement actions including:

¬ a non-executive director who benefited from a corporate action was fined by the FCA as they did not disclose that they were also on the other firm’s Board

¬ a company was fined by both the FCA and SEC for allowing unsuitable transactions between client funds.

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Market Conduct and Inside Information

We all must conduct ourselves with integrity and honesty when making investment decisions on behalf of our clients. You must abide by the general principles set out within the global regulatory environment and must never engage in market abuse.

What is market abuse?

Market abuse is the misuse of non-public material information, the creation of false or misleading market impressions and market distortion.

The specific categories of market abuse, as defined by the FCA, are:

¬ insider dealing – dealing or encouraging another person to deal in securities on the basis of information you know is ‘inside information’

¬ improper disclosure of inside information

¬ misuse of relevant information not generally available

¬ transactions or orders to trade which create false market impressions

¬ transactions that employ fictitious devices

¬ disseminating false or misleading information

¬ behaviours creating false or misleading impression of market distortion.

What is inside information?

Inside information, or material non-public information, is defined as information which is ‘specific or precise, has not been made public, and if it were made public would be likely to have a significant effect on the price of any securities’. Information is only likely to have a significant effect on price if a reasonable investor would use it as part of the basis for their investment decisions.

Q: Does the other party have to tell me their information is inside?

A: No, it is your responsibility to recognise when you have been given access to inside information.

Q: Are my obligations different when dealing with property or land?

A: No, the same considerations apply as when you are dealing in securities.

This includes if you have:

¬ knowledge of Standard Life Investments future intentions

¬ knowledge of the future intentions of a developer or contractor obtained in the course of your work.

You must not make use of this knowledge if it is not generally available. You must also not pass on this knowledge to anyone who does not require it for work purposes.

What are the restrictions on my activities?

If you have any knowledge or suspicion of market abuse, or believe you have been given inside information, you must not trade.

What are my obligations if I suspect market abuse or have inside information?

If you suspect any form of market abuse you must contact Risk and Compliance immediately to ensure the appropriate notifications are submitted, or alternatively, the Speak Up helpline.

If you come into possession of inside information, you must follow the procedures detailed in the Risk and Compliance Manual and summarised in the Conduct Guide.

What happens if I engage in inappropriate market conduct?

Standard Life Investments has an obligation to report suspicious transactions to our regulators. If you participate in such an activity, this may have an impact on your Approved Person status (if applicable) and result in disciplinary action being taken against you in accordance with the disciplinary procedure, which may result in the termination of your employment.

Global regulators have recently actively prosecuted a number of high profile market abuse and insider dealing cases. All have made public statements of their intention to prioritise the use of criminal and civil powers to pursue those who abuse markets, meaning that you would be exposed to the risk of prosecution.

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Personal Account

What is personal account dealing?

Personal account dealing is the buying or selling of a security by anyone in Standard Life Investments on behalf of:

¬ your own account

¬ any account on which you have controlling authority to deal

¬ any other accounts in your household (e.g. spouse, partner, or dependent children).

What are the restrictions on my ability to transact personal deals?

You are prohibited from personal dealing if:

¬ you make use of material non-public information

¬ the security is currently on the ‘insider list’

¬ the transaction is likely to lead to a conflict of interest with Standard Life Investments or its clients

¬ the transaction has not received the appropriate authorisation/approval.

What are my obligations in relation to personal account dealing?

Supervised Persons (all of us) – personal dealing must always be carried out in such a manner that principles and regulations are observed and the relevant approvals are received.

Access Persons and/or people working in Hong Kong or SL Capital Partners – in addition to the requirements above, additional reporting and approvals are required. Please refer to the Conduct Guide and the Standard Life Personal Account Dealing procedures in the Risk and Compliance Manual.

Which securities require approval?

Please refer to the Conduct Guide for a list of the types of security that must be approved.

What happens if I do not follow these obligations?

As well as failing to meet the requirements of this Code of Conduct, Standard Life Investments may need to report your actions to our regulators under the market abuse requirements highlighted in the section on Market Conduct and Inside Information.

Disciplinary action may also be taken against you in accordance with the disciplinary procedure, which may result in termination of your employment.

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Gifts and Entertainment

What are gifts and entertainment?

Gifts and entertainment are:

¬ the giving or receiving of gifts and hospitality

¬ invitations to events

¬ the provision of flights and accommodation.

Each of these could be perceived as a conflict of interest, an inappropriate inducement or even a bribe. This is because they all have the potential to influence the decision making of someone with a duty of care.

It is vital that you make the right choices in relation to gifts and entertainment. The Conduct Guide provides you with guidance on what is acceptable and the thresholds for authorisation. Please ensure you are aware of these requirements before accepting or arranging any gifts or entertainment.

What are my obligations if I am involved in the providing or acceptance of gifts or entertainment?

If you are planning to provide a gift or some entertainment, you receive an offer or invitation, or you are responsible for authorising any of these activities, before going ahead you need to consider the following questions.

¬ Can I demonstrate the activity provides a benefit to our business and our clients?

¬ Would clients think it is worthwhile?

¬ Could this gift/attendance at the event be perceived as creating a conflict of interest?

¬ Is the gift/event more lavish than our clients would expect?

¬ Is there a possibility of external exposure, through the media for example? If yes, how would this be reported?

¬ Is the other party a public official?

If you have any doubt about the answers to these questions, this may indicate that the activity may not be appropriate. If you are unsure, contact Risk and Compliance.

What values of gifts and entertainment are acceptable? The limits detailed in the Conduct Guide are the financial thresholds to determine who can authorise an activity. However, the value of a gift or event is not just measured by the cost; it must take into account the nature and expectations of the relationship, the duties of care of each party and the intended outcome.

For example, it is normally acceptable to provide an existing client or someone with whom you are forming a long-term business relationship with a reasonably priced meal, entertainment or appropriate token branded gift during a business meeting or seminar.

On the other hand, a gift or an invitation to an event must never be overly lavish or provided with the intention of creating an obligation of something in return, such as the granting of business or speeding up the awarding of a licence or permit. This is particularly the case when dealing with public officials, as well as during tendering arrangements, a service review or other forms of negotiation.

What are my reporting responsibilities?

You must be transparent and keep a clear record of these activities in the appropriate database or system to demonstrate that the intention behind the gift or event is the right one and there can be no perception of a conflict of interest.

What happens if I do not fulfil these obligations?

The inappropriate use of gifts and entertainment can cause serious reputation damage in the eyes of our clients and business partners, particularly if it becomes public. It could also lead regulators and authorities to question our approach in other areas, such as conflicts of interest and the prevention of bribery and corruption.

It may also lead to disciplinary action being taken against you in accordance with the disciplinary procedure, which could result in your dismissal.

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Expenses

What are expenses?

Expenses are the use of a company credit card or your own money to pay for business related and other authorised activities.

What are the restrictions on my expenses claims?

Only items that meet the requirements contained in the Group Expenses Policy can be paid for or reclaimed.

What are my obligations in relation to expenses?

The Group Expenses Policy provides more detail on what is required.

You must submit receipts within the appropriate timescales and, if you are an authorising manager, you must check these receipts before approving.

If the receipts or expenditure is inappropriate, or you suspect someone has forged or tampered with the receipts, you must follow the procedures highlighted at the start of this Code under ‘What action should I take when I know or suspect misconduct or unethical behaviour?’

What happens if I use expenses inappropriately?

This will be dealt with by your managers, Risk and Compliance and the People Function under Standard Life Investments’ formal investigation and disciplinary procedures, which could result in your dismissal.

We may also be obliged to submit a report to our regulators and/or the authorities.

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Political Donations and Dealing with Government/Public Officials

What are political donations?

Examples of donations include:

¬ gifts, sponsorships, subscriptions and loans other than on commercial terms

¬ the provision of property, services and facilities other than on commercial terms.

What are the restrictions on making political donations?

You must not donate to political parties or election campaigns on behalf of Standard Life Investments.

If you personally wish to make political donations, you must consider whether there is a conflict of interest, for example if you are donating to a local council whose pension scheme is a potential client.

If there is a potential conflict you must follow the procedures for reporting and managing it.

Personal contributions to US political campaigns Under Rule 206(4)-5 of the Investment Advisers Act of 1940, all Standard Life Investments people are subject to restrictions on contributions to political campaigns. The Rule limits the political contributions (federal, state, and local) that investment advisers and certain current and prospective employees can make. In addition, allowable (exempted) contributions to US political campaigns are subject to pre-approval and reporting requirements.

All Standard Life Investments people must receive pre-approval prior to making political contributions. You can find full details of restrictions and reporting requirements in the Contributions to Certain US Political Campaigns Procedure, which you can obtain from US Risk and Compliance.

What are public officials?

Public officials are individuals who hold legislative, administrative or judicial positions of any kind, exercise a public function or are an official of a public international organisation.

They have a duty of care to the people they represent and in most countries there is specific legislation covering their exposure to corruption.

What are my obligations in relation to public officials?

If you are dealing with a public official, such as lobbying a member of parliament or requesting planning consent, you must keep a record. Where this involves the giving and receiving of gifts or entertainment you must always contact Risk and Compliance who will confirm the additional actions and approvals required to enable you to proceed.

You must be able to demonstrate that your interactions with public officials are legitimate and are not linked to corruption of any kind.

Facilitation payments

You should never make a payment to a public official as a way of ensuring they perform their duty, either more promptly, or at all. Any requests for a facilitation payment should be rejected and reported to Risk and Compliance immediately or through the Speak Up Helpline. The only exception to this is when there is an immediate threat to life, limb or liberty and must be reported to Risk and Compliance as soon as you are able.

You must never make, or knowingly benefit from, a third party making any inappropriate payment or gift to a public official in order to influence their actions.

What happens if I do not fulfil my obligations in relation to political donations or public officials?

If a public official is investigated for corruption, the authorities are likely to review his/her business dealings and interactions. If you had donated to, or met with, this public official and cannot provide transparent records that demonstrate you were not involved in any of the corrupt activities, you run a serious risk that you and Standard Life Investments could be investigated under bribery and corruption laws.

Failure to fulfil your obligations may also be regarded as a disciplinary matter, leading to action being taken against you in accordance with the disciplinary procedure, which may lead to your dismissal.

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Training

What is training?

Some of the regulations and legislation we operate under at Standard Life Investments require our people to receive adequate training on specific subjects.

Because they have different levels of relevance to your roles, we apply a tiered process to the way training is delivered.

There is a combination of computer-based training that each of us must complete at induction and then on an annual basis. Other forms of training include face-to-face, lunchtime sessions or presentations that are specific to your role.

What are my obligations regarding training?

It is your responsibility to undertake the appropriate training for your role. Normally, it will be made clear when you must attend or complete training. You should make every effort to attend the sessions that are relevant to you.

Although some of the computer-based training modules are only applicable to certain functions, the following six modules are mandatory and it is a requirement of this Code of Conduct that you complete them within the required timescales.

¬ Social Media

¬ Financial Crime

¬ Anti Bribery and Corruption

¬ Physical Security

¬ Managing Risk

¬ Diversity

In addition, a seventh mandatory module on information security/data protection is planned in the near future.

What happens if I do not complete this training?

By failing to complete the compulsory training modules, you risk making it more difficult for Standard Life Investments to be able to demonstrate that appropriate standards of conduct are being communicated and maintained. You and your manager will be required to put in place action plans to complete the training and your involvement in certain activities may be restricted. This may have an impact on your ability to undertake your role.

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Confidentiality and Security of Information

What is sensitive and confidential information?

Every day we all usually deal with at least one piece of information that we need to keep private. We must maintain confidentiality and security by keeping information in the appropriate secure system or database, and only disclosing when necessary using the most secure method available.

We must be particularly careful with information provided by:

¬ our clients, for example bank details and during ‘Know your customer’ checks

¬ our business partners, for example during due diligence or service reviews

¬ our people, for example personnel and medical files

¬ our projects or strategy planning, for example details of a new product or the design of a new property we are developing.

We must keep these types of information confidential for a number of reasons, including:

¬ legal arrangements, such as a non disclosure agreement or a contract that sets out specific requirements

¬ privacy or data protection legislation covering the requirements around personal data

¬ intellectual property law and our own commercial interests

¬ our ongoing responsibility to ensure client confidentiality is maintained.

In addition, we must all meet the requirements set out in the Standard Life Group Protection of Information and Resilience Policy, Use and Security of Electronic Communications Policy and Social Media Policy. We must also meet any individual obligations relating to confidentiality as contained within your contract of employment.

Misuse is the dishonest use of private information to gain an improper commercial or personal advantage, or where false and misleading information or rumours about a customer are circulated.

What are my obligations in relation to the confidentiality and security of information?

We must all think carefully when disclosing information, particularly outside Standard Life Investments, about the legal requirements and the potential personal or reputation damage that could result from inappropriate disclosure.

Highly confidential or potentially sensitive information must not be sent to your home or webmail account even if it is password protected. Not only is the information potentially vulnerable in transit but there is also the risk that the information may be compromised once on your home computer or mobile device (particularly if it is shared by others). A more secure option is to arrange to get Secure Internet Access (SIA) to enable you to access the company network securely from your home PC. You can also use the Good Mobile Enterprise email service to enable you to access your email and calendar from a mobile device.

We must respect and preserve the confidentiality of our clients by safeguarding information that is in our possession and avoid the misuse of sensitive information obtained in the course of our business activities.

We all have an obligation to comply with all relevant data protection and privacy laws in each of the countries where we operate.

What happens if I do not treat information with the appropriate level of security and confidentiality?

Deliberate misuse of information can result in criminal and civil enforcement. In most countries, there is an information or privacy regulator with powers to fine individuals and companies who do not protect personal and confidential information.

Unintended disclosures can also be particularly damaging. Revealing information to the wrong people could allow them to misuse it or be aware of something they should not. This could impact:

¬ our reputation, our business plans and our external relationships

¬ our people and, most importantly,

¬ our clients, both personally and professionally. Such failure may also lead to disciplinary action being taken against you in accordance with the disciplinary procedure, which may result in your dismissal.

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Money Laundering and Terrorist Financing

Money laundering is an attempt to disguise the source of money obtained through, or for the purpose of, illegal activity so that it appears to have originated from a legitimate source.

Terrorist financing is willingly providing or collecting funds with the intention that they should be used, or in the knowledge that they are to be used, in order to carry out a terrorist act.

What are my obligations to prevent Standard Life Investments being used for money laundering or terrorist financing?

When we are welcoming new clients, and during our relationship with them, we are obliged to take steps to understand who their ultimate beneficial owners are, be able to demonstrate that their funds have come from a legitimate source and that they are not linked to any terrorist or criminal activity.

This is usually straightforward where we can prove the client is a registered pension scheme, a regulated entity or listed on a stock exchange in a country that has a suitable regulatory environment. However, there can be a lot more work required for other types of clients in other locations.

If we cannot demonstrate the legitimacy of the funds, or we know or suspect they may be linked to money laundering or terrorist financing, this must be reported to the Money Laundering Reporting Officer immediately using the online suspicious activity report form that is provided in the Risk and Compliance Manual. Dealings with the client must cease until advised otherwise.

What happens if I do not report suspicions of money laundering or terrorist financing?

If you know or suspect money laundering or terrorist financing and do not report it, or if you tip off or continue to do business with someone you know is the subject of a suspicious activity report, you are committing a criminal offence and could receive a custodial sentence.

This may also result in disciplinary action being taken against you in accordance with the disciplinary procedure, which may result in your dismissal.

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FCA Approved Persons

What are Approved Persons?

The FCA has identified certain functions carried out by individuals of regulated firms which are described as ‘Accountable Functions’.

Any person carrying out one or more of these functions will have to be approved by the FCA before they can perform those functions. Such individuals are known as ‘Approved Persons’.

You will have been notified by Risk and Compliance if you are an Approved Person.

Accountable Functions are divided into two main categories:

¬ Accountable Significant Influence Functions: functions where the persons performing them are capable of exerting ‘significant influence’ over a firm’s conduct (directors and senior managers)

¬ Customer Functions: functions that apply to those people who deal with customers or who deal with the property of customers (investment managers).

What are the obligations of Approved Persons?

All Approved Persons must comply with the FCA’s Statements of Principle for Approved Persons – see table below. If you perform an Accountable Significant Influence Function, you must comply with all seven of the Statements of Principle listed in the table below. For a Customer Function, Statements of Principle 1 to 4 apply.

You must also comply with the related Code of Practice for Approved Persons and the Code of Market Conduct and meet the criteria for the Fit and Proper Test for Approved Persons – you will find more detail on these in the Risk and Compliance Manual.

Hong Kong

Similar arrangements apply to SFC Registered Persons. Under the obligations of your licence, please ensure you are aware of your responsibilities.

The Seven Statements of Principle for Approved Persons
Statement of Principle 1	An Approved Person must act with integrity in carrying out his/her Accountable Function.
Statement of Principle 2	An Approved Person must act with due skill, care and diligence in carrying out his Accountable Function.
Statement of Principle 3	An Approved Person must observe proper standards of market conduct in carrying out his/her Accountable Function.
Statement of Principle 4 Statement of Principle 5

An Approved Person must deal with the FCA and with other regulators in an open and co-operative way and must disclose appropriately any information of which the FCA would reasonably expect notice.

An Approved Person performing an Accountable Significant Influence Function must take reasonable steps to ensure that the business of the firm for which he/she is responsible in his/her Accountable Function is organised so that it can be controlled effectively.

Statement of Principle 6 Statement of Principle 7

An Approved Person performing an Accountable Significant Influence Function must exercise due skill, care and diligence in managing the business of the firm for which he/she is responsible in his/her Accountable Function.

An Approved Person performing an Accountable Significant Influence Function must take reasonable steps to ensure that the business of the firm for which he/she is responsible in his/her Accountable Function complies with the relevant requirements and standards of the regulatory system.

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standardlifeinvestments.com

Standard Life Investments Limited is registered in Scotland (SC123321) at 1 George Street, Edinburgh EH2 2LL. Standard Life Investments Limited is authorised and regulated by the Financial Conduct Authority. Standard Life Investments (Hong Kong) Limited is licensed with and regulated by the Securities and Futures Commission in Hong Kong and is a wholly-owned subsidiary of Standard Life Investments Limited. Standard Life Investments Limited (ABN 36 142 665 227) is incorporated in Scotland (No. SC123321) and is exempt from the requirement to hold an Australian financial services licence under paragraph 911A(2)(l) of the Corporations Act 2001 (Cth) (the ‘Act’) in respect of the provision of financial services as defined in Schedule A of the relief instrument no.10/0264 dated 9 April 2010 issued to Standard Life Investments Limited by the Australian Securities and Investments Commission. These financial services are provided only to wholesale clients as defined in subsection 761G(7) of the Act. Standard Life Investments Limited is authorised and regulated in the United Kingdom by the Financial Conduct Authority under the laws of the United Kingdom, which differ from Australian laws. Standard Life Investments Limited, a company registered in Ireland (904256) 90 St Stephen’s Green Dublin 2 and is authorised and regulated in the UK by the Financial Conduct Authority. Standard Life Investments (USA) Limited, registered as an Investment Adviser with the US Securities and Exchange Commission. Standard Life Investments Inc., with offices in Calgary, Montréal and Toronto, is a wholly owned subsidiary of Standard Life Investments Limited.

Calls may be monitored and/or recorded to protect both you and us and help with our training. www.standardlifeinvestments.com © 2013 Standard Life, images reproduced under licence

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